UNDER ARMOUR REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS; PROVIDES INITIAL 2021 OUTLOOK

BALTIMORE, Feb. 10, 2021 – Under Armour, Inc. (NYSE: UA, UAA) today announced unaudited financial results for the fourth quarter and fiscal year ended December 31, 2020. The company reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release refers to “currency neutral” and “adjusted” amounts, which are non-GAAP financial measures described below under the “Non-GAAP Financial Information” paragraph. References to adjusted financial measures exclude the impact of the company’s 2020 restructuring plan and related impairment charges, impairments associated with certain long-lived assets and goodwill and related tax effects, and with respect to certain measures, the non-cash amortization of debt discount on the company’s convertible debt, deal-costs and gain associated with the sale of MyFitnessPal and related tax effects. The reconciliation of non-GAAP amounts to the most directly comparable financial measure calculated according to GAAP is presented in supplemental financial information furnished with this release. All per share amounts are reported on a diluted basis.

“Improving brand strength and consistent operational execution delivered better than expected results in the fourth quarter,” said Under Armour President and CEO Patrik Frisk. “Our global team was exceptionally resilient and disciplined amid a highly challenging year which included the COVID-19 pandemic and for Under Armour, a comprehensive restructuring effort including further operating model refinements.”

Frisk concluded, “As we continue to navigate uncertainty around the pandemic, we remain focused on execution and the efforts necessary to stabilize our business further and improve our ability to deliver sustainable shareholder value over the long-term.”

Fourth Quarter 2020 Review

•Revenue was down 3 percent to $1.4 billion.
–Wholesale revenue decreased 12 percent to $662 million and direct-to-consumer revenue increased 11 percent to $655 million, driven by 25 percent growth in eCommerce.
–North America revenue decreased 6 percent to $924 million and international revenue increased 7 percent to $448 million (up 4 percent currency neutral). Within the international business, revenue decreased 11 percent in EMEA (down 14 percent currency neutral), increased 26 percent in Asia-Pacific (up 21 percent currency neutral), and increased 2 percent in Latin America (up 8 percent currency neutral).
–Apparel revenue decreased 4 percent to $931 million. Footwear revenue declined 7 percent to $241 million. Accessories revenue increased 32 percent to $145 million.
•Gross margin increased 210 basis points to 49.4 percent compared to the prior year. Excluding the restructuring efforts, adjusted gross margin increased 300 basis points to 50.3 percent, driven primarily by benefits from channel mix, supply chain initiatives and regional mix.
•Selling, general & administrative expenses decreased 4 percent to $586 million, or 41.7 percent of revenue.
•Restructuring and impairment charges were $52 million consisting of $50 million of restructuring and related impairment charges and $2 million of long-lived asset impairments.
•Operating income was $56 million. Adjusted operating income was $120 million.
•Interest expense, net was $15 million, driven by convertible senior notes that the company issued earlier in the year. Excluding the non-cash amortization of debt discount, adjusted interest expense, net was $10 million.

•Other income (expense), net was $179 million, driven by a $182 million gain due to selling the company’s MyFitnessPal platform. Excluding the gain on sale, adjusted other expense net was $3 million.
•Net income was $184 million. Adjusted net income was $55 million.
•Diluted earnings per share was $0.40. Adjusted diluted earnings per share was $0.12.
•Inventory was relatively flat at $896 million.
•Cash and Liquidity
–The company ended the quarter with Cash and Cash Equivalents of $1.5 billion, including $199 million in net cash proceeds from the MyFitnessPal platform sale.
–No borrowings were outstanding under the company’s $1.1 billion revolving credit facility at the end of the fourth quarter.

Full Year 2020 Review

•Revenue was down 15 percent to $4.5 billion.
–Wholesale revenue decreased 25 percent to $2.4 billion and direct-to-consumer revenue increased 2 percent to $1.8 billion, driven by 40 percent growth in eCommerce, which represented 47 percent of total direct-to-consumer revenue.
–North America revenue decreased 19 percent to $2.9 billion and international revenue decreased 4 percent to $1.4 billion. Within the international business, revenue decreased 4 percent in EMEA (down 5 percent currency neutral), decreased 1 percent in Asia-Pacific (down 2 percent currency neutral), and decreased 16 percent in Latin America (down 10 percent currency neutral).
–Apparel revenue decreased 17 percent to $2.9 billion. Footwear revenue declined 14 percent to $934 million. Accessories revenue was relatively flat at $414 million.
•Gross margin increased 140 basis points to 48.3 percent. Excluding restructuring efforts, adjusted gross margin increased 170 basis points to 48.6 percent, driven predominantly by channel mix and supply chain initiatives offset by pricing related to discounting within the direct-to-consumer channel.
•Selling, general & administrative expenses decreased 3 percent to $2.2 billion, or 48.5 percent of revenue.
•Restructuring and impairment charges were $602 million consisting of $461 million in restructuring and related impairment charges and $141 million from impairments of long-lived assets and goodwill.
•Operating loss was $613 million. Adjusted operating income was $537 thousand.
•Net loss was $549 million. Adjusted net loss was $120 million.
•Diluted loss per share was $1.21. Adjusted diluted loss per share was $0.26.

2020 Restructuring Plan

The company previously announced a $550 million to $600 million restructuring plan designed to rebalance its cost base to improve profitability and cash flow. The company recognized $473 million of pre-tax charges for the full year, including $62 million in the fourth quarter. Of the $473 million recognized, there were $125 million in cash related charges and $348 million in non-cash related charges. As previously disclosed, the company anticipates recognizing additional charges related to this plan in the first half of 2021.

Initial 2021 Outlook

Based on current visibility, including ongoing impacts related to COVID-19, key points related to Under Armour’s full-year 2021 outlook include:

•Revenue is expected to be up at a high-single-digit percentage rate, reflecting a high single-digit growth rate in North America and a high-teens growth rate in the international business.
•Gross margin is expected to be up slightly versus the prior year adjusted gross margin rate of 48.6 with benefits from pricing and supply chain efficiency, being largely offset by the sale of MyFitnessPal, which was a high gross margin business.
•Operating income is expected to reach $5 million to $25 million. Excluding the impact of continued restructuring efforts, adjusted operating income is expected to reach $130 million to $150 million.
•Diluted loss per share is expected to be about $0.18 to $0.20 and adjusted diluted earnings per share is expected to be in the range of $0.12 to $0.14.

However, due to ongoing uncertainty related to COVID-19 and its potential effect on global markets, there could be other material impacts on the company’s full-year business results in 2021.

COVID-19 Update

As Under Armour continues to monitor the potential global impacts of COVID-19, the company remains focused on protecting its teammates’ and consumers’ health and safety while working with its suppliers, partners, and customers to minimize potential disruptions. In compliance with public health authorities and guidance from government entities, Under Armour will continue to modify its business practices to help moderate the spread of COVID-19. These adaptations may include reduced capacity and temporary closing of retail locations, distribution centers and offices; observing travel restrictions; employing social distancing and safety measures; and obeying quarantine requirements.

The following provides additional information on Under Armour’s state of operations as of January 31, 2021:

•The majority of the company’s supply chain and distribution network was operational.
•The majority of global locations (direct-to-consumer and mono-branded partner stores) where Under Armour is sold were open; however, not all are operating at full capacity due to various restrictions. By region:
–Approximately 95 percent of North American stores were open.
–Approximately 70 percent of EMEA stores were open.
–Approximately 95 percent of Asia-Pacific stores were open.
–Approximately 70 percent of Latin American stores were open.
•Globally, while traffic trends within the company’s owned retail locations remain challenged, conversion trends remain strong. Additionally, the company experienced significant eCommerce growth around the world during the fourth quarter and full-year 2020.

As uncertainty related to COVID-19 persists, Under Armour expects ongoing disruption to its business operations, potentially materially impacting results.

Completed Sale of MyFitnessPal Platform

As previously announced on December 18, 2020, Under Armour completed the sale of the MyFitnessPal business to Francisco Partners for $345 million, inclusive of the achievement of potential earn-out payments.

Fiscal Year End Change

Under Armour’s Board of Directors has authorized a change in its fiscal year-end from December 31 to March 31, effective for the fiscal year beginning April 1, 2022. Given Under Armour’s largest quarters are currently realized in the July 1 through December 31 period, the company believes that this change will provide greater alignment with our business cycle and financial reporting. There will be no change to fiscal 2021, which is expected to be reported in February of 2022. Following a three month-transition period (January 1 – March 31, 2022), Under Armour’s fiscal 2023 will run from April 1, 2022, through March 31, 2023. Consequently, there will be no fiscal 2022.

Conference Call and Webcast

Under Armour will hold its fourth quarter and full year conference call and webcast today at approximately 8:30 a.m. Eastern Time. The call will be webcast live at https://about.underarmour.com/investor-relations/financials and will be archived and available for replay about three hours after the live event.

Non-GAAP Financial Information

This press release refers to “currency neutral” and “adjusted” results as well as “adjusted” forward-looking estimates of the company’s fiscal 2021 outlook. Currency neutral financial information is calculated to exclude the impact of changes in foreign currency exchange rates. Management believes this information is useful to investors to compare the company’s results of operations period-over-period. Adjusted financial measures exclude the impact of the company’s 2020 restructuring plan and related impairment charges, impairments associated with certain long-lived assets and goodwill, and related tax effects. Management believes this information is useful to investors because it enhances visibility into its actual underlying results, excluding these impacts. Adjusted interest expense, adjusted other expense, adjusted net income (loss) and adjusted diluted income (loss) per share also exclude the non-cash amortization of debt discount on the company’s convertible senior notes, the deal costs and gain recognized in connection with the company’s sale of MyFitnessPal and related tax effects. Management believes the non-cash portion of the interest expense, which represents the accretion of the bifurcated equity component of the convertible senior notes’ conversion option, is not core to the company’s operations given the intent and ability to settle in shares of the company’s Class C common stock. Similarly, deal costs and gain recognized in connection with the MyFitnessPal sale are not core to the company’s operations, given dispositions are infrequent and non-recurring. These supplemental non-GAAP financial measures should not be considered in isolation and should be contemplated in addition to, and not as an alternative for, the company’s reported results prepared per GAAP. Additionally, the company’s non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer and distributor of branded athletic performance apparel, footwear and accessories. Designed to empower human performance, Under Armour’s innovative products and experiences are engineered to make athletes better. For further information, please visit http://about.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the impact of the COVID-19 pandemic on our business and results of operations, our plans to reduce our operating expenses, anticipated charges and restructuring costs, projected savings related to our restructuring plans and the timing thereof, the development and introduction of new products, the implementation of our marketing and branding strategies, and the future benefits and opportunities from significant investments. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance, or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: the impact of the COVID-19 pandemic on our industry and our business, financial condition and results of operations; changes in general economic or market conditions that could affect overall consumer spending or our industry; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of raw materials and commodities we use in our products and our supply chain; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business and successfully execute any potential restructuring plans and realize their expected benefits; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer shopping preferences and consumer demand for our products and manage our inventory in response to changing demands; loss of key customers, suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to manage the increasingly complex operations of our global business; our ability to successfully manage or realize expected results from significant transactions and investments; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; any disruptions, delays or deficiencies in the design, implementation or application of our new global operating and financial reporting information technology system; our ability to attract key talent and retain the services of our senior management and key employees; our ability to access capital and financing required to manage our business on terms acceptable to us; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign currency exchange rate fluctuations; our ability to comply with existing trade and other regulations, and the potential impact of new trade, tariff and tax regulations on our profitability; risks related to data security or privacy breaches; and our potential exposure to litigation and other proceedings. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.
# # #

Under Armour Contacts:
Lance Allega	Blake Simpson
SVP, Investor Relations & Corporate Development	SVP, Global Communications, Community Impact & Events
(410) 246-6810	(443) 630-9959

Under Armour, Inc.
For the Three Months and Year Ended December 31, 2020, and 2019
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,				Year Ended December 31,
	2020	% of Net Revenues	2019	% of Net Revenues	2020	% of Net Revenues	2019	% of Net Revenues
Net revenues	$1,403,766	100.0%	$1,441,225	100.0%	$4,474,667	100.0%	$5,267,132	100.0%
Cost of goods sold	710,144	50.6%	759,698	52.7%	2,314,572	51.7%	2,796,599	53.1%
Gross profit	693,622	49.4%	681,527	47.3%	2,160,095	48.3%	2,470,533	46.9%
Selling, general and administrative expenses	585,778	41.7%	607,454	42.1%	2,171,934	48.5%	2,233,763	42.4%
Restructuring and impairment charges	51,998	3.7%	—	—%	601,599	13.4%	—	—%
Income (loss) from operations	55,846	4.0%	74,073	5.1%	(613,438)	(13.7)%	236,770	4.5%
Interest expense, net	(15,008)	(1.1)%	(5,359)	(0.4)%	(47,259)	(1.1)%	(21,240)	(0.4)%
Other income (expense), net	178,646	12.7%	(3,464)	(0.2)%	168,153	3.8%	(5,688)	(0.1)%
Income (loss) before income taxes	219,484	15.6%	65,250	4.5%	(492,544)	(11.0)%	209,842	4.0%
Income tax expense (benefit)	34,690	2.5%	38,289	2.7%	49,387	1.1%	70,024	1.3%
Income (loss) from equity method investment	(340)	—%	(42,265)	(2.9)%	(7,246)	(0.2)%	(47,679)	(0.9)%
Net income (loss)	$184,454	13.1%	$(15,304)	(1.1)%	$(549,177)	(12.3)%	$92,139	1.7%

Basic net income (loss) per share of Class A, B and C common stock	$0.41		$(0.03)		$(1.21)		$0.20
Diluted net income (loss) per share of Class A, B and C common stock	$0.40		$(0.03)		$(1.21)		$0.20
Weighted average common shares outstanding Class A, B and C common stock
Basic	454,811		451,629		454,089		450,964
Diluted	457,869		451,629		454,089		454,274

Under Armour, Inc.
For the Three Months and Year Ended December 31, 2020, and 2019
(Unaudited; in thousands)
NET REVENUES BY PRODUCT CATEGORY

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change
Apparel	$931,376	$970,296	(4.0)%	$2,882,562	$3,470,285	(16.9)%
Footwear	240,869	259,328	(7.1)%	934,333	1,086,551	(14.0)%
Accessories	145,170	109,948	32.0%	414,082	416,354	(0.5)%
Total net sales	1,317,415	1,339,572	(1.7)%	4,230,977	4,973,190	(14.9)%
Licensing revenues	54,535	62,208	(12.3)%	105,779	138,775	(23.8)%
Connected Fitness	33,213	34,993	(5.1)%	135,813	136,378	(0.4)%
Corporate Other (1)	(1,397)	4,452	(131.4)%	$2,098	$18,789	(88.8)%
Total net revenues	$1,403,766	$1,441,225	(2.6)%	$4,474,667	$5,267,132	(15.0)%
NET REVENUES BY SEGMENT

	Three Months Ended December 31,			Year Ended December 31,
	2020	2019	% Change	2020	2019	% Change
North America	$923,731	$982,964	(6.0)%	$2,944,978	$3,658,353	(19.5)%
EMEA	161,156	180,732	(10.8)%	598,296	621,137	(3.7)%
Asia-Pacific	230,811	183,047	26.1%	628,657	636,343	(1.2)%
Latin America	56,252	55,037	2.2%	164,825	196,132	(16.0)%
Connected Fitness	33,213	34,993	(5.1)%	135,813	136,378	(0.4)%
Corporate Other (1)	(1,397)	4,452	(131.4)%	2,098	$18,789	(88.8)%
Total net revenues	$1,403,766	$1,441,225	(2.6)%	$4,474,667	$5,267,132	(15.0)%
INCOME (LOSS) FROM OPERATIONS

	Three Months Ended December 31,				Year Ended December 31,
	2020	% of Net Revenues (2)	2019	% of Net Revenues (2)	2020	% of Net Revenues (2)	2019	% of Net Revenues (2)
North America	$223,005	24.1%	$196,742	20.0%	$474,584	16.1%	$733,442	20.0%
EMEA	16,752	10.4%	9,039	5.0%	60,592	10.1%	53,739	8.7%
Asia-Pacific	30,042	13.0%	23,525	12.9%	2	—%	97,641	15.3%
Latin America	7,966	14.2%	857	1.6%	(42,790)	(26.0)%	(3,160)	(1.6)%
Connected Fitness	3,043	9.2%	9,037	25.8%	17,063	12.6%	17,140	12.6%
Corporate Other	(224,962)	NM	(165,127)	NM	(1,122,889)	NM	(662,032)	NM
Income (loss) from operations	$55,846	4.0%	$74,073	5.1%	$(613,438)	(13.7)%	$236,770	4.5%
(1) Corporate Other consists of foreign currency hedge gains and losses related to revenues generated by entities within our geographic operating segments but managed through our central foreign exchange risk management program.
(2) Operating income (loss) percentage is calculated based on total segment net revenues. Additionally, the operating income (loss) percentage for Corporate Other is not presented as a meaningful metric (NM).

Under Armour, Inc.
As of December 31, 2020, and December 31, 2019
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$1,517,361	$788,072
Accounts receivable, net	527,340	708,714
Inventories	895,974	892,258
Prepaid expenses and other current assets	282,300	313,165
Total current assets	3,222,975	2,702,209
Property and equipment, net	658,678	792,148
Operating lease right-of-use assets	536,660	591,931
Goodwill	502,214	550,178
Intangible assets, net	13,295	36,345
Deferred income taxes	23,930	82,379
Other long-term assets	72,876	88,341
Total assets	$5,030,628	$4,843,531
Liabilities and Stockholders’ Equity
Accounts payable	$575,954	$618,194
Accrued expenses	378,859	374,694
Customer refund liabilities	203,399	219,424
Operating lease liabilities	162,561	125,900
Other current liabilities	92,503	83,797
Total current liabilities	1,413,276	1,422,009
Long term debt	1,003,556	592,687
Operating lease liabilities, non-current	839,414	580,635
Other long-term liabilities	98,389	98,113
Total liabilities	3,354,635	2,693,444
Total stockholders’ equity	1,675,993	2,150,087
Total liabilities and stockholders’ equity	$5,030,628	$4,843,531

Under Armour, Inc.
For the Year Ended December 31, 2020, and 2019
(Unaudited; in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net income (loss)	$(549,177)	$92,139
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	164,984	186,425
Unrealized foreign currency exchange rate gain (loss)	(9,295)	(2,073)
Loss on disposal of property and equipment	3,740	4,640
Impairment charges	470,543	39,000
Amortization of bond premium	12,070	254
Gain on sale of MyFitnessPal platform	(179,318)	—
Stock-based compensation	42,070	49,618
Deferred income taxes	43,992	38,132
Changes in reserves and allowances	10,347	(26,096)
Changes in operating assets and liabilities:
Accounts receivable	167,614	(45,450)
Inventories	15,306	149,519
Prepaid expenses and other assets	18,603	24,334
Other non-current assets	(259,735)	19,966
Accounts payable	(40,673)	59,458
Accrued expenses and other liabilities	318,532	(18,987)
Customer refund liabilities	(19,250)	(80,710)
Income taxes payable and receivable	2,511	18,862
Net cash provided by operating activities	212,864	509,031
Cash flows from investing activities
Sale of MyFitnessPal platform	198,916	—
Purchase of businesses	(40,280)	—
Purchases of property and equipment	(92,291)	(145,802)
Purchases of other assets	—	(1,311)
Net cash used in investing activities	66,345	(147,113)
Cash flows from financing activities
Proceeds from long term debt and revolving credit facility	1,288,753	25,000
Payments on long term debt and revolving credit facility	(800,000)	(162,817)
Purchase of capped call	(47,850)	—
Employee taxes paid for shares withheld for income taxes	(3,675)	(4,235)
Proceeds from exercise of stock options and other stock issuances	4,744	7,472
Payments of debt financing costs	(5,219)	(2,553)
Other financing fees	100	63
Net cash (used in) provided by financing activities	436,853	(137,070)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	16,445	5,100
Net increase in cash, cash equivalents and restricted cash	732,507	229,948
Cash, cash equivalents and restricted cash
Beginning of period	796,008	566,060
End of period	$1,528,515	$796,008

Under Armour, Inc.
For the Three Months and Year Ended December 31, 2020
(Unaudited)

The table below presents the reconciliation of net revenue growth (decline) calculated in accordance with GAAP to currency-neutral net revenue, which is a non-GAAP measure. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.
CURRENCY NEUTRAL NET REVENUE GROWTH (DECLINE) RECONCILIATION

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Total Net Revenue
Net revenue growth - GAAP	(2.6)%	(15.0)%
Foreign exchange impact	(0.8)%	—%
Currency neutral net revenue growth - Non-GAAP	(3.4)%	(15.0)%

North America
Net revenue growth (decline) - GAAP	(6.0)%	(19.5)%
Foreign exchange impact	—%	0.1%
Currency neutral net revenue growth (decline) - Non-GAAP	(6.0)%	(19.4)%

EMEA
Net revenue growth - GAAP	(10.8)%	(3.7)%
Foreign exchange impact	(3.2)%	(1.5)%
Currency neutral net revenue growth - Non-GAAP	(14.0)%	(5.2)%

Asia-Pacific
Net revenue growth - GAAP	26.1%	(1.2)%
Foreign exchange impact	(5.3)%	(0.3)%
Currency neutral net revenue growth - Non-GAAP	20.8%	(1.5)%

Latin America
Net revenue growth - GAAP	2.2%	(16.0)%
Foreign exchange impact	6.2%	5.6%
Currency neutral net revenue growth - Non-GAAP	8.4%	(10.4)%

Total International
Net revenue growth - GAAP	7.0%	(4.3)%
Foreign exchange impact	(2.9)%	—%
Currency neutral net revenue growth - Non-GAAP	4.1%	(4.3)%

Under Armour, Inc.
For the Three Months and Year Ended December 31, 2020
(Unaudited; in thousands, except per share amounts)

The tables below present the reconciliation of the Company's consolidated statement of operations presented in accordance with GAAP to certain adjusted non-GAAP financial measures discussed in this press release. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.

ADJUSTED GROSS MARGIN RECONCILIATION

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Gross margin	49.4%	48.3%
Add: Impact of restructuring and related impairment charges	0.9%	0.3%
Adjusted gross margin	50.3%	48.6%

ADJUSTED OPERATING INCOME RECONCILIATION

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Income (loss) from operations	$55,846	$(613,438)
Add: Impact of restructuring and related impairment charges (1)	62,486	472,744
Add: Impact of impairment charges	1,888	141,231
Adjusted income from operations	$120,220	$537
(1) The impact of restructuring and related impairment charges is comprised of $12,376, included in cost of goods sold, as well as $460,368 related to restructuring and related impairment charges.

ADJUSTED NET INCOME RECONCILIATION

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Net income (loss)	$184,454	$(549,177)
Add: Impact of restructuring and impairment charges	40,744	451,305
Add: Impact of impairment charges	1,785	141,231
Add: Impact of amortization of debt discount	4,548	11,274
Add: Impact of deal-related costs and gain on sale of MyFitnessPal platform	(177,019)	(174,805)
Adjusted net income (loss)	$54,512	$(120,172)

ADJUSTED DILUTED EARNINGS PER SHARE RECONCILIATION

	Three Months Ended December 31, 2020	Year Ended December 31, 2020
Diluted net income (loss) per share	$0.40	$(1.21)
Add: Impact of restructuring and related impairment charges	0.09	0.99
Add: Impact of impairment charges	0.01	0.32
Add: Impact of amortization of debt discount	0.01	0.02
Add: Impact of deal-related costs and gain on sale of MyFitnessPal platform	(0.39)	(0.38)
Adjusted diluted income (loss) per share	$0.12	$(0.26)

Under Armour, Inc.
Outlook for the Three Months Ended March 31, 2021 and Year Ended December 31, 2021
(Unaudited; in millions, except per share amounts)

The table below presents the reconciliation of the Company's fiscal 2021 outlook for income from operations calculated in accordance with GAAP to adjusted operating income, which is a non-GAAP financial measure. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.

ADJUSTED OPERATING INCOME RECONCILIATION

(in millions)	Three Months Ended March 31, 2021		Year Ended December 31, 2021
Income (loss) from operations	$(60)	$(75)	$5	$25
Add: Estimated impact of restructuring and related impairment charges (1)	90	110	125	125
Adjusted income (loss) from operations	$30	$35	$130	$150

ADJUSTED DILUTED EARNINGS PER SHARE RECONCILIATION

	Year Ended December 31, 2021
Diluted net income (loss) per share	$(0.20)	$(0.18)
Add: Impact of restructuring and related impairment charges (1)	0.27	0.27
Add: Impact of amortization of debt discount	0.05	0.05
Adjusted diluted income per share	$0.12	$0.14

(1) The estimated impact of restructuring plan presented above assumes approximately the high-end of the Company's estimated remaining range of restructuring and related charges, which is approximately $80 to $130 million.

In connection with the Company’s fourth quarter and full-year conference call and webcast, the Company will discuss its projected adjusted diluted earnings per share for the three months ended March 31, 2021. As a result of its 2020 restructuring plan, the Company currently expects to record income tax expense on pre-tax losses for fiscal 2021. Therefore, the income tax expense for the three months ended March 31, 2021, is subject to significant variability based on the actual quarterly pre-tax results, and a meaningful estimated range of GAAP-based income tax expense cannot be provided. The GAAP-based income tax expense for the first quarter of Fiscal 2021 could range from $2 million to $95 million based on facts and circumstances. Given this variability, there is substantial uncertainty associated with accurately projecting the Company’s GAAP-based income tax expense and GAAP-based diluted earnings per share for the three months ended March 31, 2021. Accordingly, a reconciliation to the Company’s adjusted diluted earnings per share has not been provided, as it believes the reconciliation is not meaningful.
The Company’s net income for the three months ended March 31, 2021, is expected to be impacted by approximately $90 to $110 million of restructuring and related impairment charges, and approximately $5 million of non-cash amortization of debt discount on its convertible debt, both of which are excluded for purposes of calculating adjusted net income.

Under Armour, Inc.
As of December 31, 2020, and 2019
BRAND HOUSE AND FACTORY HOUSE DOOR COUNT

	December 31,
	2020	2019
Factory House	176	169
Brand House	18	19
North America total doors	194	188

Factory House	134	104
Brand House	111	96
International total doors	245	200

Factory House	310	273
Brand House	129	115
Total doors	439	388